Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

May 4, 2006

NYSE Group, Inc.
c/o New York Stock Exchange, Inc.
11 Wall Street
New York, New York 10005

Ladies and Gentlemen:

        We have acted as special counsel to NYSE Group, Inc. (the "Company") in connection with the Registration Statement on Form S-1, File No. 333- 132390 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), filed by the Company with the U.S. Securities and Exchange Commission (the "SEC") on March 13, 2006, as amended, relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of up to 28,750,000 shares of common stock, par value $0.01 per share, of the Company (the "Shares") to be sold by certain of the Company's stockholders.

        For the purposes of giving this opinion, we have examined the Registration Statement, the Underwriting Agreement, dated as of [    ], 2006, among the Company, the underwriters named therein and the selling stockholders named therein (the "Underwriting Agreement"), and the certificate of incorporation and bylaws of the Company. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion, we have relied, with your approval, upon certificates or comparable documents of public officials and of officers and representatives of the Company.

        In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Registration Statement has been declared effective by order of the SEC and the Shares have been sold in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

        We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Validity of the Common Stock" in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz